UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

Amendment #1

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: July 2, 2008

(Date of earliest event reported)

GENCOR INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

5201 North Orange Blossom Trail, Orlando, Florida 32810

(Address of principal executive offices) (Zip Code)

(407) 290-6000

(Registrant’s telephone number, including area code)

Delaware	001-11703	59-0933147
(State or other jurisdiction of incorporated or organization)	Commission File Number	(I.R.S. Employer Identification No.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On May 13, 2008, Gencor Industries, Inc. ( the “Company”) filed a current report on Form 8-K (the “Original Report”) to report the Company was not in compliance with the requirement in NASDAQ Marketplace Rule 4350 that the audit committee consist of no less than three independent members. This amendment to Form 8-K is being filed to update the disclosures provided in the Original Report.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

The Company previously disclosed in a Form 8-K filing, that a recently elected director had resigned from the Board for personal reasons and that his resignation caused the audit committee to consist of less than three independent members as required by NASDAQ. On May 13, 2008, the Company received a letter from NASDAQ indicating that such vacancy placed the Company in non-compliance with NASDAQ’s audit committee composition requirements, as per Marketplace Rule 4350, but that, also per this Rule, NASDAQ had provided the Company a cure period to fill this post with a qualified replacement any time until the earlier of the Company’s next annual shareholders meeting or May 7, 2009, or November 3, 2008 if a shareholders meeting is held earlier than November 3, 2008.

On July 2, 2008, the Board of Directors (the “Board”) of the Company, pursuant to Article III, Section 3 of the Company’s By-Laws, unanimously authorized the appointment of Cort J. Dondero as a director to fill a vacancy in the Board. Mr. Dondero qualifies as an independent board member as defined by NASDAQ and has also been appointed to the audit committee of the Board. On July 3, 2008, the Company notified NASDAQ of the appointment of Mr. Dondero.

On July 8, 2008, the Company received a letter from NASDAQ confirming that the Company had regained compliance with Rule 4350.

A copy of the press release relating to this announcement is filed with this Report as Exhibit 99.16 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Item
99.16	Press Release dated July 9, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENCOR INDUSTRIES, INC.

July 9, 2008	By:	/s/ E.J. Elliott
E.J. Elliott, Chairman and Chief Executive Officer

July 9, 2008	By:	/s/ Scott W. Runkel
Scott W. Runkel, Chief Financial Officer